SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made as of this 30th day of June, 2017 (“Effective Date”) by and between HELPFUL ALLIANCE COMPANY, a Florida Corporation having a principal address at 700 W Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441 (“Borrower”) and ZIMAS LLC, a Florida Limited Liability Company having an address at 18911 Collins Avenue, Unit 2701, Sunny Isles Beach, FL 33160 (together with its successors and assigns, the “Lender”), collectively herein referred to as the “Parties”.

WHEREAS, the Borrower and the Lender have entered into certain Loan and Security Agreement, dated as of March 31, 2013 (the “First Loan”);

WHEREAS, on April 29, 2016 the parties have executed the Loan Amendment and Extension Agreement in regard to the First Loan (“First Extension”);

WHEREAS, the Borrower and the Lender have entered into certain Loan and Security Agreement, dated as of June 1, 2014 for the principal amount of $400,000 (the “Second Loan”);

WHEREAS, on January 27, 2017 the parties have executed the Loan Amendment and Extension Agreement in regard to the First Loan and Second Loan (“Second Extension”) under which the parties agreed to combine the unpaid principal amount of the First Loan of Six Hundred Thousand ($600,000) U.S. Dollars with the outstanding principal amount of the Second Loan of Four Hundred Thousand ($400,000) U.S. Dollars and that total aggregate amount of both loans due for repayment on June 30, 2017 by the Borrower is One Million ($1,000,000) U.S. Dollars (“Combined Principal Amount”); and

WHEREAS, the Combined Principal Amount is secured by 20 Units of Class-A Preferred LLC Membership Interests of Seasons Creek Development LLC, a Virginia Limited Liability Company (the “Collateral”);

WHEREAS, as of the Effective Date of this Agreement, the Lender takes possession of the Collateral in lieu of Combined Principal Amount (“Settlement”), and the Borrower remains owing to the Lender the aggregate accrued and unpaid interest in the amount of One Hundred Forty Six Thousand Seven Hundred Eighty-Nine ($146,789.67) U.S. Dollars and 67 cents (“Unpaid Interest”).

WHEREAS, the Parties wish to resolve their disputes in regard to the Settlement now and forever, and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I

1. Settlement. In lieu of the Combined Principal Amount, as of the Effective Date of this Agreement, the Borrower transfers to the Lender the total amount of Twenty (20) units of Class-A Preferred LLC Membership Interests (“Units”) of Seasons Creek Development LLC, a Virginia Limited Liability Company (“Subsidiary”). Immediately upon execution of this Agreement and transfer of the Units, the Combined Principal Amount shall be considered repaid in full, and the Collateral shall be considered transferred to the Lender, absent manifest error, subject to the collateral transfer as described below in Section 1(a).

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(a) Collateral Transfer Mechanics. The Borrower shall cause the Subsidiary to submit to the Lender within 10 business days from the Effective Date of this Agreement, all documents normally required in connection with the assignment of Membership Interests under Regulation D of the Securities Act of 1933, as amended, or any other applicable exemption from the securities registration (the “Subscription Documents”). Consecutive to the receipt of Subscription Documents, the Lender shall execute all required documents and submit the original Subscription Documents to the Subsidiary, based on which the Subsidiary shall issue to the Lender the Units duly recorded in the Lender’s name within Five (5) business days.

(b) Member Rights. The Lender shall have all limited liability company membership rights for the Units commencing from the Effective Date of this Agreement.

(c) Repurchase Rights. The Lender, at its sole and absolute discretion, hereby grants to the Borrower and the Borrower’s officers, directors, agents, and representatives a revocable right to repurchase the Units at the rate of Fifty Thousand ($50,000) U.S. Dollars per Unit at any time after the Effective Date of this Agreement.

(d) Payments. In order to receive Compensation Membership Interests, the Lender shall not be required to make any payments, whether in cash or otherwise.

(e) Unpaid Interest. The parties agree that the Unpaid Interest shall be considered due and payable as of June 30, 2017. The Borrower shall pay the Unpaid Interest to the Lender on or before December 31, 2017 (“Interest Due Date”) or earlier at the Borrower’s discretion and funds availability. The Unpaid Interest shall be, absent manifest error, constituting in aggregate the prima facie evidence of the interest only amount accrued and unpaid under the Loan as of June 30, 2017, provided, however, the failure to record any such amount or any error in recording such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement to pay such amount to the Lender. The Borrower may repay the Unpaid Interest Amount in any incremental amounts from time to time at the Borrower’s discretion on or before the Interest Due Date. The Borrower hereby specifically acknowledges its responsibility to pay the entire Unpaid Interest Amount in cash. Furthermore, the parties agree that as of the date of this Effective Date of this Agreement any and all interest under the Loan shall stop accruing as of the Effective Date of this Agreement.

2. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Borrower and the Lender, and each of their respective successors and assigns.

3. Binding Effect. The execution and delivery of this Agreement by the Lender and Borrower shall be binding upon each party hereto and their respective successors and assigns. This Agreement is final and irrevocable.

4. Ample Opportunity. The Lender acknowledges that it had an ample opportunity to review this Agreement, to obtain independent legal counsel to review this Agreement, and an election by the Lender not to obtain such legal counsel shall release the Borrower from any prerequisite to require such counsel.

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5. Governing Law. This Amendment shall be governed by, and construed under the laws of the State of Florida with further choice of courts located in Broward County, Florida.

6. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement by their respective duly authorized officers.

THE LENDER: ZIMAS, LLC		THE BORROWER: HELPFUL ALLIANCE COMPANY

By:	/s/ Zena Katz	By:	/s/ Maxim Temnikov
	Zena Katz, Sole Member & Manager		Maxim Temnikov, President

		By:	/s/ Sergey Gurin
Sergey Gurin, Vice President & CFO

		By:	/s/ Jonathan Barker
Jonathan Barker, CEO

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